Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Lorna Nagler
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

FIRST QUARTER FISCAL 2010 RESULTS

Minneapolis, MN, June 25, 2009 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel chain with 814 retail stores, today announced results for the first quarter ended May 30, 2009.

First Quarter Highlights

•      Reports earnings per diluted share from continuing operations of $0.05 on sales of $120.4 million.

•      Reports first quarter fiscal 2010 same store sales decline of 24%.

•      Achieved SG&A cost reductions of $7.5 million.

•      Ended the quarter with cash, cash equivalents and long-term investments of $105 million, up from $95 million at the end of fiscal 2009.

•      Inventory per store at quarter-end down 22% from the prior year’s first quarter.

First Quarter Results

Net sales were $120.4 million, as compared to $155.4 million for the first quarter of fiscal year 2009. Comparable store sales from continuing operations for the first quarter of fiscal 2010 decreased 24%, compared to flat same store sales in the prior year’s first quarter. Merchandise, buying and occupancy expense was $75.5 million or 62.7% of sales this fiscal quarter, compared to $86.7 million or 55.8% of sales in last year’s first quarter. SG&A for the first quarter of fiscal 2010 totaled $36.1 million or 30.0% of net sales, as compared to $43.6 million or 28.0% of net sales in the first quarter of fiscal 2009. Considerable progress was made on the Company’s SG&A expense reduction goal, with approximately $7.5 million in SG&A savings in the first quarter. Net income from continuing operations for the first quarter of fiscal 2010 was $1.7 million or $0.05 per diluted share. This compares to net income from continuing operations of $11.7 million or $0.33 per diluted share in the first quarter of fiscal 2009.

Lorna Nagler, President and Chief Executive Officer, commented, “We were able to deliver positive cash flow and earnings for the quarter, both of which exceeded expectations and were a meaningful improvement over our fourth quarter results. The economic environment continued to pressure sales, resulting in a comp decline of 24% and, while in line with our previous guidance, we are not satisfied with the top line sales result.”

Ms. Nagler continued, “During the first quarter, we also made considerable progress toward achieving our SG&A reduction goal and in improving our inventory levels. We also saw sequential improvement in our merchandise margin trend during the first quarter due to well-controlled inventory, and we continue to make significant progress on our key fiscal 2010 initiatives to position the Company for long-term, sustained growth. Finally, our balance sheet remains strong, which provides us the flexibility to respond to any challenges or opportunities that may surface.”

During the quarter, the Company also achieved the following:

•      Average per store inventory, which excludes e-Commerce, was reduced by approximately 22%, as compared to the prior fiscal year’s first quarter, and inventory levels at quarter-end were current.

•      The Company ended the quarter with cash, cash equivalents and investments of $105 million, up from $95 million at the end of fiscal 2009.

Outlook

The Company continues to plan conservatively for fiscal 2010, given the economic environment, and is only providing guidance on certain key financial metrics.

•      The Company expects the second quarter to remain challenging. It is anticipating the comparable store sales trend for the second quarter to be similar to the first quarter.

•      For the second quarter, total gross margin erosion is expected to be approximately 500 basis points, driven by deleveraging of fixed costs, principally occupancy. The merchandise margin rate is expected to be approximately the same as the first quarter of fiscal 2010, given that June and July are heavy clearance months and promotional activity is expected to remain high in the second quarter.

•      SG&A expenses will continue to decrease as compared to last year, reflecting the success of the Company’s cost reduction program. The Company expects that the year-over-year SG&A dollar reduction in the second quarter to be about half that achieved in the first quarter — on track with the SG&A reduction goal of at least $15 million for the full fiscal year.

•      Inventory will continue to be managed conservatively. Per store inventory, which excludes e-Commerce, is expected to be down mid to high teens on a percentage basis at the end of the second quarter, as compared to last year’s second quarter.

•      Capital expenditures are expected to be $8 to $9 million for the full fiscal year.

•      The Company currently expects to be cash flow positive for fiscal 2010.

Conference Call Information

The Company will discuss its first quarter results in a conference call scheduled for today, June 25, 2009, at 8:30 a.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until July 2, 2009. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until July 2, 2009. This call may be accessed by dialing (888) 203-1112 and using password 9587476.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of June 25, 2009, the Company operates 814 stores in 46 states consisting of 545 Christopher & Banks stores and 269 stores in their plus size clothing division CJ Banks. The

Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company continues to make solid progress on its key fiscal 2010 initiatives which position the Company for long-term, sustained growth; (ii) that the Company’s balance sheet remains strong and provides it the flexibility to respond to any challenges or opportunities that may surface; (iii) that the Company expects the second quarter to remain challenging and is anticipating the comparable store sales trend for the second quarter to be similar to the first quarter; (iv) that for the second quarter, total gross margin erosion is expected to be approximately 500 basis points, driven by deleveraging of fixed costs, principally occupancy, and the merchandise margin rate is expected to be approximately the same as that of the first quarter of fiscal 2010; (v) that promotional activity is expected to remain high in the second quarter of fiscal 2010; (vi) that SG&A expenses will continue to decrease as compared to last year and that the Company expects that the year-over-year SG&A dollar reduction in the second quarter to be about half that achieved in the first quarter and that the Company is on track towards its SG&A reduction goal of at least $15 million for fiscal 2010; (vii) that inventory will continue to be managed conservatively and per store inventory, which excludes e-Commerce, is expected to be down mid to high teens on a percentage basis at the end of the second quarter as compared to last year’s second quarter; (viii) that capital expenditures are expected to be $8 to $9 million for the full fiscal year; and (ix) that the Company currently expects to be cash flow positive for fiscal 2010. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions and uncertainty in the financial and credit markets could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF OPERATIONS

FOR THE QUARTERS ENDED

MAY 30, 2009 AND MAY 31, 2008

(in thousands, except per share data)

	Quarter Ended
	May 30,	May 31,
	2009	2008

Net sales	$120,367	$155,395

Costs and expenses:
Merchandise, buying and occupancy	75,458	86,734
Selling, general and administrative	36,144	43,565
Depreciation and amortization	6,311	6,408
Total costs and expenses	117,913	136,707

Operating income	2,454	18,688

Interest income	115	827

Income from continuing operations before income taxes	2,569	19,515

Income tax provision	884	7,767

Income from continuing operations	1,685	11,748

Loss from discontinued operations, net of tax	—	(475)

Net income	$1,685	$11,273

Basic earnings (loss) per share:
Continuing operations	$0.05	$0.33
Discontinued operations	—	(0.01)

Earnings per basic share	$0.05	$0.32

Basic shares outstanding	35,132	35,071

Diluted earnings (loss) per share:
Continuing operations	$0.05	$0.33
Discontinued operations	—	(0.01)

Earnings per diluted share	$0.05	$0.32

Diluted shares outstanding	35,137	35,138

Dividends per share	$0.06	$0.06

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	May 30,	May 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$88,306	$88,033
Short-term investments	—	5,000
Merchandise inventories	32,570	42,103
Other current assets	27,690	22,924
Total current assets	148,566	158,060

Property, equipment and improvements, net	114,759	135,225

Other assets:
Long-term investments	16,400	18,536
Other	8,232	6,196
Total other assets	24,632	24,732

Total assets	$287,957	$318,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,570	$10,347
Accrued liabilities	27,847	37,848
Other current liabilities	487	—
Total current liabilities	50,904	48,195

Other liabilities:
Deferred lease incentives	22,471	25,258
Other	14,315	15,906
Total other liabilities	36,786	41,164

Stockholders’ equity:
Common stock	457	452
Additional paid-in capital	112,233	110,987
Retained earnings	200,289	231,092
Common stock held in treasury	(112,712)	(112,859)
Accumulated other comprehensive income (loss)	—	(1,014)
Total stockholders’ equity	200,267	228,658

Total liabilities and stockholders’ equity	$287,957	$318,017